Filed Pursuant to Rule 424(b)(3)
Registration No. 333-143793

BigString Corporation

PROSPECTUS SUPPLEMENT

Number 17

to

Prospectus dated November 13, 2007

of

BIGSTRING CORPORATION

18,524,866 Shares of Common Stock
_____________________________________________

This prospectus supplement supplements the prospectus dated November 13, 2007, as previously supplemented, relating to the offer and sale by certain persons who are or may become stockholders of BigString Corporation (“BigString”) of up to 18,524,866 shares of BigString Corporation’s common stock.  We are not selling any of the shares in this offering and therefore will not receive any proceeds from the offering.

This prospectus supplement is part of, and should be read in conjunction with, the prospectus dated November 13, 2007, the prospectus supplement number 1 dated November 20, 2007, the prospectus supplement number 2 dated December 5, 2007, the prospectus supplement number 3 dated December 26, 2007, the prospectus supplement number 4 dated January 25, 2008, the prospectus supplement number 5 dated February 12, 2008, the prospectus supplement number 6 dated March 6, 2008, the prospectus supplement number 7 dated April 4, 2008, the prospectus supplement number 8 dated April 23, 2008, the prospectus supplement number 9 dated May 20, 2008, the prospectus supplement number 10 dated June 17, 2008, the prospectus supplement number 11 dated July 17, 2008, the prospectus supplement number 12 dated August 28, 2008, the prospectus supplement number 13 dated September 5, 2008, the prospectus supplement number 14 dated October 24, 2008, the prospectus supplement number 15 dated November 17, 2008 and the prospectus supplement number 16 dated December 22, 2008.  This prospectus supplement is qualified by reference to the prospectus, except to the extent the information in this prospectus supplement updates and supersedes the information contained in the prospectus, as previously supplemented.  The primary purpose of this prospectus supplement is to notify stockholders (i) that directors Todd Ross and Marc Dutton have resigned from the Board of Directors of BigString effective March 12, 2009 and (ii) of the launch of PeopleString, an incentive-based social network, by BigString.

This prospectus supplement includes the attached Current Report on Form 8-K which was filed with the Securities and Exchange Commission on March 18, 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered through the prospectus dated November 13, 2007, or determined if this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 18, 2009.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 12, 2009

BIGSTRING CORPORATION
(Exact name of registrant as specified in charter)

Delaware	000-51661	20-0297832
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Harding Road, Suite E, Red Bank, New Jersey	07701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (732) 741-2840

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Section 5 – Corporate Governance and Management

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2009, directors Todd Ross and Marc Dutton tendered their resignations from the Board of Directors of BigString Corporation (“BigString”), citing the current adverse economic climate and the need to focus on other business activities as the reasons for their resignations.  Their resignations were effective immediately.

Section 8 – Other Events

Item 8.01.              Other Events.

On March 17, 2009, BigString issued a press release announcing the launch of PeopleString, an incentive-based social network.  A copy of the press release is attached hereto as Exhibit 99.1.

Section 9 – Financial Statements and Exhibits

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits:

Exhibit Number	Description

99.1	Press release re: Users Paid to Receive Direct Mail Through Incentive-Based Social Network.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIGSTRING CORPORATION
(Registrant)

By:	/s/ Darin M. Myman
Darin M. Myman
President and Chief Executive Officer

Date:  March 18, 2009

EXHIBIT 99.1

157 Broad Street • Suite 109 • Red Bank, NJ 07701 • 732.741.2840 • www.BigString.com

FOR IMMEDIATE RELEASE

Users Paid to Receive Direct Mail Through Incentive-Based Social Network

PeopleString,  Incentive-Based Social Network, Launched By BigString Corp

RED BANK, N. J., March 17  --An incentive-based social network that pays users to receive regular direct mail as well as for performing a host of internet activities has been launched by BigString Corporation (OTCBB:BSGC).  Called PeopleString (www.PeopleString.com), it generates  revenue for users through an opt-in direct mail program and their use of email, instant messaging, video email, file storage and shopping. In addition, PeopleString's technology allows users to generate additional revenue by creating a personal affiliate network through signing up friends and businesses through multiple digital bonds. The user who creates his or her own affiliate network will generate income each time any other user in the affiliate network earns money as well.
Here's how the opt-in direct mail segment of the social network works: Users take a short 30-question survey that helps PeopleString build a target demographic profile of him or her. The users indicates the maximum number of offers they would like to receive daily through regular mail or email.  PeopleString markets this information to direct marketers and shares up to 70% of revenue generated with the user and the affiliate network. Users can view a report on PeopleString with the offers and fees they are receiving. Finally, users receive the offer in their mailboxes with a PeopleString logo on the envelope. Some marketers provide extra incentives to read the offer and enter a unique code on PeopleString.
"In today's difficult financial environment, the PeopleString technology can create a source of additional income for its users without any real effort by performing the activities they normally perform anyway," stated Darin Myman, president and CEO of BigString Corporation.  "We believe PeopleString's 'mailbox-cashbox' concept is the first technology to create an incentive mechanism for regular mail that provides a profitable experience for the consumer.  Marketers benefit by mailing to a targeted prospect that has an interest in opening and reviewing their offers."

About BigString
BigString Corporation, owner and operator of BigString.com, is the developer of a messaging technology that allows a user to send recallable, erasable and self-destructing emails, instant messages (IM), and videos. The company’s BigString and PeopleString products are communication services for both individuals and businesses that allow users to send, recall, erase, self-destruct, track and modify messages after they have been sent through its patent pending technology.  Users have unprecedented control over all of their messaging communications on their computers and mobile devices, whether they choose to send IMs, emails or videos, and, in addition, to control, the communication platforms giving its users unprecedented privacy and security on all messages sent.  For more information, visit http://www.bigstring.com and http://www.peoplestring.com.

Forward-Looking Statements

Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995.  BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby.  Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation’s actual results could differ materially from expected results.

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CONTACTS:
Darin Myman, BigString Corporation, 732-741-2840, darin@bigstring.com
Howard Greene, Greene Inc., 516-825-0400, greenepr@bigstring.com or greenepr@aol.com.